Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of BofI Holding, Inc. on Form S-3 of our report dated September 11, 2012 on the consolidated statements of income, comprehensive income, stockholders equity and cash flows of BofI Holding, Inc. for the year ended June 30, 2012, which report is included in BofI Holding Inc.'s Annual Report on Form 10-K for the fiscal year ended June 30, 2014 and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Costa Mesa, California
February 19, 2015